Exhibit 99.1

KINGSWAY ANNOUNCES RESULTS OF SHAREHOLDER MEETING

Toronto, Ontario (May 25, 2017) - (TSX: KFS, NYSE: KFS) The Board of Directors of Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced the results of shareholder voting that took place during the Company’s annual meeting held May 24, 2017.

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Shareholders of Kingsway elected for one-year terms all those nominated to the Board of Directors: John T. Fitzgerald, Gregory P. Hannon, Terence M. Kavanagh, Gary R. Schaevitz, Joseph D. Stilwell and Larry G. Swets, Jr. Management received proxies for the election of directors as follows:

Director                 For        Withheld    Non-Vote
John T. Fitzgerald        10,714,824    29,933        2,616,092
Gregory P. Hannon        9,652,866    1,091,891    2,616,092
Terence M. Kavanagh        9,653,496    1,091,261    2,616,092
Gary R. Schaevitz        9,652,766    1,091,991    2,616,092
Joseph D. Stilwell        9,653,046    1,091,711    2,616,092
Larry G. Swets, Jr.        10,709,733    35,024        2,616,092

•	Shareholders ratified the appointment of BDO USA, LLP as the Company’s auditors.

•	Shareholders cast advisory votes approving the Company’s executive compensation.

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”

Additional Information
Additional information about Kingsway, including a copy of its 2016 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.

For a current review of the Company and a discussion of its plan to create and sustain long-term shareholder value, management invites you to review its Annual Letter to Shareholders, which may be accessed at the Company’s website or directly at http://bit.ly/kingsway2016.